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American International Group, Inc.

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[AIG Letterhead]

April 5, 2006

[NAME]

[ADDRESS]

Re: AIG - Corporate Governance

Dear [NAME]:

On behalf of Frank G. Zarb, Chairman of the Board of Directors of American International Group, Inc. (“AIG”), Martin J. Sullivan, President and Chief Executive of AIG, and M. Bernard Aidinoff, Chairman of AIG’s Nominating and Corporate Governance Committee (the “Committee”) enclosed are (i) a copy of a letter from Arthur Levitt addressed to the members of the AIG Board and (ii) a copy of AIG’s Proxy Statement to be used in connection with AIG’s 2006 Annual Meeting of Shareholders.

Mr. Levitt, a former Chairman of the Securities and Exchange Commission, was retained as a special advisor to the Board of Directors and the Committee with respect to governance issues. Mr. Levitt’s letter sets forth his comments with respect to AIG’s progress in the area of corporate governance. The AIG Proxy Statement contains, among other things, a report of the Committee that includes a description of many of the Corporate Governance measures implemented by AIG over the past year. In addition, attached as annexes to the Proxy Statement are AIG’s recently amended Corporate Governance Guidelines, which includes AIG’s Director Independence Standards, the Charter of the Committee, the Compensation Committee Charter, the Audit Committee Charter, the Public Policy and Social Responsibility Committee Charter and the Regulatory, Compliance and Legal Committee Charter, each of which has been recently amended or newly adopted.

We believe that a review of the enclosed materials will be helpful in your understanding of the corporate governance at AIG.

If you have any questions with respect to corporate governance at AIG, please contact me (eric.litzky@aig.com or 212-770-6918).

Very truly yours,

Eric N. Litzky

(Enclosures)

cc:	M. Bernard Aidinoff
Martin J. Sullivan
Frank G. Zarb

Arthur Levitt
43 Owenoke Park
Westport, Connecticut 06880

March 21, 2006

Board of Directors
American International Group, Inc.
70 Pine Street
New York, N.Y. 10270

Dear Members of the Board:

After nearly eight months of coordinated efforts by AIG’s board and management, I wish to comment upon the progress of our efforts to develop governance standards that will be responsive to investor concerns. I say “our” because under Frank Zarb’s courageous leadership - and prior to my retention as a special advisor to the board - the board of AIG had already commenced the process of implementing important reforms, including: the separation of the roles of Chairman and CEO as well as an intense effort to recruit strong, independent directors. My role has been to work with the board and its Nominating and Corporate Governance Committee and AIG senior management to continue and accelerate the pace of change with the ultimate goal of making AIG a company whose governance, transparency, and ethical standards are second to none.

An essential foundation for sound governance is a strong and engaged board that approaches its important role as a steward for shareholders with a sense of mission and commitment. Its members must have a determination to work with and assist management through constructive skepticism, not “nit-picking” interference. Guided by this belief in a strong board, we have canvassed the views of directors, shareholders, governance experts, and shareholder activists for recommendations.

Fortunately, changes in the make-up of the board since the beginning of 2005 have added the fresh perspective of a group of experienced professionals, who can provide management insights and guidance drawn from the wealth of their experience. I am confident that this diversified and multi-faceted group will be supportive of management, while creating a healthy environment of constructive criticism, when desirable.

As part of our dialogue, the board has adopted, or in some cases modified in an acceptable fashion, and then adopted, substantially all of my recommendations and initiated a number of corporate governance measures on their own.

These include:

•	Each regularly scheduled board meeting will be accompanied by an executive session of outside directors, presided over by the Chairman of the Board

•	An emphasis on providing timely and relevant information to members of the board and the development of a focused program on director orientation

March 21, 2006
AIG Board Letter

•	A mandatory retirement age of 73 for all directors

•	The elimination of the executive committee, often a symbol of board cronyism

•

Strengthening the board’s focus and independence by limiting the number of boards on which a director can serve; requiring attendance at a minimum of 75 percent of board and committee meetings; improving the process of self-assessment of the board, of committees, and of individual members; and providing that no former CEO can serve as a director of the company

•

Reinforcing, recognizing, and detailing the critical functions of the Chairman of the Board who will be selected from among the directors and who will receive additional compensation for his or her vital services

•	Evaluating the amount and form of compensation payable to directors in a way that will further align their interests with shareholders

Additional responsibilities:

•	A commitment by the board to full, fair, and transparent disclosure of executive compensation, a critical element of sound governance

•	A series of important guidelines on charitable giving and improved reporting of charitable and political contributions

One subject merits a separate and specific comment - the topic of shareholder participation in the nomination and election of directors. As you know, companies, regulators, academics, and shareholder advocates have been actively exploring and debating different approaches to afford shareholders with a more meaningful role in the election process. The guidelines recognize the benefits of a dialogue between the Nominating and Corporate Governance Committee and shareholders in the selection of nominees. Moreover, I recommended and the board has adopted, the so called “Pfizer Paradigm” under which, in an uncontested election, if a nominee for director receives a greater number of votes “withheld” from his or her election than votes in favor of it, that nominee must submit his or her resignation to the Nominating and Corporate Governance Committee for its review.

I believe that this will be a reasonable and potent weapon for shareholders to exercise oversight of directors. For a number of reasons, I did not now recommend the adoption of a majority voting system or shareholder access to the company’s proxy statement. Clearly this is a very important subject to be thoughtfully revisited in a dialogue between investors, management and the board.

March 2l, 2006
AIG Board Letter

“Now” is a small, but critical word in my conclusion on this topic. Do not forget that corporate governance principles are neither engraved in stone tablets for the ages nor written in erasable ink. Governance is an evolutionary process and should take into account changing best practices, new challenges - whether technological or financial - and the strengths and weaknesses of management and of the board itself. Indeed, what may appear to be a superb governance regime will almost certainly not stand the test of time.

That is why periodic reviews and testing of guidelines as to their function in the “real” world are critical. Governance standards must be adapted to the genius and the unique culture of each company.

Nevertheless, while today’s wisdom may quickly become tomorrow’s foolishness, there are some enduring principles for good corporate governance in the modern corporation: the role of managers as custodians acting on behalf of shareholders, the commitment to full and fair disclosure, and compensation plans that fairly reward the creation of real value for the company and its shareholders.

In sum, the remarkable transformation of AIG’s board of directors and of its corporate culture is proof of what is possible in today’s corporate environment of chastened investors, active shareholder advocates, interested media, and careful regulators. The events of the past few years have created a culture in which the good governance practices adopted by the AIG board are both demanded and praised. In addition, it has put a premium on a certain type of leader - thoughtful, ethical, tough-minded and determined. The AIG board is fortunate to have Frank Zarb as its Chairman, a man whose decency and respect for the public interest is reflected by his constant advocacy of the significant corporate governance changes that have been implemented.

I also wish to acknowledge the vital contribution of M. Bernard Aidinoff, the Chairman of AIG’s Nominating and Corporate Governance Committee. The timely participation of the board and management in the implementation of broad and far reaching change would not have been possible without Bernie’s insight, wisdom and knowledge of AIG.

I am gratified to have been part of this extraordinary exercise in leadership, responsibility, and respect for the public interest.

Sincerely,

Arthur Levitt

cc:	Eric N. Litzky
Vice President - Corporate Governance and Special Counsel and Secretary to the Board of Directors